CONTACT:    Barry Susson                          Brendon Frey or
--------    Chief Financial Officer               Tom Ryan
            (215) 676-6000                        (203) 682-8200
                                        OR
OF:         Deb Shops, Inc.                       Integrated Corporate Relations
---         9401 Blue Grass Road                  450 Post Road East
            Philadelphia, PA  19114               Westport, CT  06880

--------------------------------------------------------------------------------


             DEB SHOPS REPORTS SECOND QUARTER AND SIX MONTH RESULTS
   -RAISES FISCAL 2006 EPS GUIDANCE RANGE TO $1.57 TO $1.62 PER DILUTED SHARE-

Philadelphia, PA - August 25, 2005 - Deb Shops, Inc. (Nasdaq: DEBS), a leading teen apparel retailer, today reported financial results for the second quarter ended July 31, 2005.

For the second quarter of fiscal 2006, net sales increased 4.3% to $76.0 million compared to $72.8 million in the second quarter a year ago. Gross profit, which is net of buying and occupancy costs, increased to $29.0 million resulting in a gross margin of 38.2% for the period. This compares to gross profit of $25.7 million and a 35.3% gross margin in the second quarter of fiscal 2005. Second quarter net income increased to $6.6 million compared to $4.6 million in the second quarter of fiscal 2005, while diluted earnings per share increased to $0.46 from $0.34 in last year's second quarter. Where applicable, prior year amounts reflect the effects of the Company's lease accounting restatement. The restatement did not affect prior year diluted earnings per share.

As of July 31, 2005, the Company had $188.7 million in cash and marketable securities, shareholders' equity of $119.1 million, and no debt. Net of the effects of the $6.125 per share dividend that was paid on August 16, 2005, the Company's July 31, 2005 cash and marketable securities balance would have been approximately $101 million.

Marvin Rounick, President and CEO of Deb Shops stated "During the second quarter our merchandise assortment continued to be well received, which, combined with lower levels of promotional activity, allowed us to expand gross margin 290 basis points and achieve significant earnings growth. At the same time, comparable store sales increased 4.5%, our fourth consecutive quarter of positive same store sales gains. Looking ahead to the remainder of fiscal 2006, we are cautiously optimistic about our operating performance as evidenced by our increase in guidance for the remainder of the year."

Net sales for the first six months of fiscal 2006 increased 5.2% to $153.5 million from $145.9 million for the comparable prior year period. Gross profit, which is net of buying and occupancy costs, increased to $50.8 million resulting in a gross margin of 33.1% for the period. This compares to gross profit of $45.1 million and a 30.9% gross margin in the comparable prior year period. Net income for the period increased to $9.4 million, or $0.66 per diluted share, versus $5.5 million, or $0.40 per diluted share, in the first half of fiscal 2005.

During the second quarter of fiscal 2006, Deb Shops opened three new stores, and remodeled three existing locations. The Company also added six plus-size departments and as of July 31, 2005, operated plus-size departments in 154 Deb Shops stores.

Barry Susson, CFO of Deb Shops added, "Our year-to-date performance has been highlighted by a number of important accomplishments, including a 65% increase in diluted earnings per share versus the year ago period, a comparable store sales increase of 5.7%, and the recent payment of a special one-time dividend of $6.00 per common share in addition to our quarterly dividend of $0.125. We move forward committed to further improving our operating platform and focused on maximizing value for our shareholders."

Based on management's current outlook, Deb Shops raised fiscal 2006 sales guidance to a range of $315 million to $320 million and increased the range of diluted earnings to $1.57 to $1.62. These amounts are based on projected mid-single digit comparable store sales increases and by full year net new store growth of between 5 and 10 stores.

Deb Shops, Inc. is a national specialty retailer of fashionable apparel, shoes and accessories for juniors in both regular and plus sizes The Company currently operates 326 specialty apparel stores in 41 states under the DEB and Tops 'n Bottoms names.

The Company has made in this release, and from time to time may otherwise make, "forward-looking statements" (as that term is defined under federal securities laws) concerning the Company's future operations, performance, profitability, revenues, expenses, earnings and financial condition. This release includes, in particular, forward-looking statements regarding expectations of future performance, store openings and closings and other matters. Such forward-looking statements are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors. Such factors may include, but are not limited to, the Company's ability to improve or maintain sales and margins, respond to changes in fashion, find suitable retail locations and attract and retain key management personnel. Such factors may also include other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K/A for the fiscal year ended January 31, 2005. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.


                               (tables to follow)

Income Statement Highlights (Unaudited)

                                              Six Months Ended                    Three Months Ended
                                                   July 31,                            July 31,
                                            ----------------------              ----------------------
                                            2005              2004              2005              2004
                                            ----              ----              ----              ----
                                                         (as restated)                       (as restated)
Net sales                               $153,450,841      $145,911,083      $ 75,966,094      $ 72,830,500

Costs and expenses
Cost of sales, including
     buying and occupancy costs          102,617,057       100,812,040        46,934,240        47,152,220
Selling and administrative                35,621,310        34,604,528        18,526,050        17,470,560
Depreciation and amortization              2,649,381         2,607,920         1,282,574         1,291,690
                                        ------------------------------------------------------------------
                                         140,887,748       138,024,488        66,742,864        65,914,470

Operating income                          12,563,093         7,886,595         9,223,230         6,916,030
Other income, principally interest         2,373,305           864,623         1,324,850           459,270
                                        ------------------------------------------------------------------

Income before income taxes                14,936,398         8,751,218        10,548,080         7,375,300
Income tax provision                       5,586,000         3,229,500         3,958,000         2,732,250
                                        ------------------------------------------------------------------

Net income                              $  9,350,398      $  5,521,718      $  6,590,080      $  4,643,050
                                        ==================================================================

Net income per common share
                  Basic                 $       0.67      $       0.40      $       0.47      $       0.34
                                        ==================================================================
                  Diluted               $       0.66      $       0.40      $       0.46      $       0.34
                                        ==================================================================

Weighted average number of
     common shares outstanding
                  Basic                   13,930,967        13,729,100        14,080,355        13,723,122
                                        ==================================================================
                  Diluted                 14,054,870        13,753,461        14,160,816        13,723,122
                                        ==================================================================

EBITDA(1)                               $ 15,212,474      $ 10,494,515      $ 10,505,804      $  8,207,720
                                        ==================================================================


Balance Sheet Highlights (Unaudited)

                                           July 31, 2005       July 31, 2004
                                           -------------       -------------
                                                               (as restated)
    Cash and cash equivalents              $ 119,077,100       $  28,586,898
    Marketable securities                  $  69,625,000       $ 139,650,000
    Merchandise inventories                $  35,426,613       $  32,401,876
    Total current assets                   $ 227,509,686       $ 204,802,065
    Property, plant and equipment, net     $  22,420,157       $  23,317,554
    Total assets                           $ 259,064,001       $ 237,019,262
    Total current liabilities              $ 129,015,709       $  46,725,535
    Total liabilities                      $ 139,993,417       $  57,381,036
    Shareholders' equity                   $ 119,070,584       $ 179,638,226


(1)EBITDA Reconciliation (Unaudited)

                                                Six Months Ended                  Three Months Ended
                                                    July 31,                            July 31,
                                             ----------------------             ---------------------
                                             2005             2004              2005             2004
                                             ----             ----              ----             ----
                                                          (as restated)                      (as restated)
Net income                              $  9,350,398      $  5,521,718      $  6,590,080      $  4,643,050
Income tax provision                       5,586,000         3,229,500         3,958,000         2,732,250
Depreciation and amortization              2,649,381         2,607,920         1,282,574         1,291,690
Other income, principally
      interest                            (2,373,305)         (864,623)       (1,324,850)         (459,270)
                                        ------------------------------------------------------------------
EBITDA                                  $ 15,212,474      $ 10,494,515      $ 10,505,804      $  8,207,720
                                        ==================================================================

(1) EBITDA is a financial measure that is not recognized under accounting principles generally accepted in the United States (US GAAP). The Company believes EBITDA provides a meaningful measure of operating performance. As required, the Company has presented the reconciliation of net income, a US GAAP financial measure, to EBITDA.